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As of June 26, 2001

VIA UPS OVERNIGHT
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The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

        Attention: Global Custody Division

  Re: Global Custody Agreement, Effective May 1, 1996, as amended November 20, 1997 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A and Appendix A, respectively, attached thereto ("Agreement")
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Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Group Equity Funds III (successor to Delaware Group Equity Funds III, Inc.) for the benefit of the Delaware Health Care Fund and Delaware Small Cap Growth Fund (the "Series") hereby appoints The Chase Manhattan Bank to provide custodial services for the Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be added to Schedule A and Appendix A, respectively, to the Agreement effective June 26, 2001. Kindly acknowledge your agreement to provide such services and to add the Series to Schedule A and Appendix A, respectively, to the Agreement by signing in the space provided below.


                                         DELAWARE GROUP EQUITY FUNDS III
                                         on behalf of Delaware Health Care Fund
                                         and Delaware Small Cap Growth Fund


                                         By:  __________________________________
                                              David K. Downes
                                         Its: President, Chief Executive Officer
                                              Chief Operating Officer
                                              Chief Financial Officer


AGREED:

THE CHASE MANHATTAN BANK


By:____________________________________


Its: